EXHIBIT (12)

AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES
Calculation of Ratios of Earnings to Fixed Charges
(Dollars in Millions)

                                       Year Ended December 31,
                                1994      1993      1992      1991      1990
Tax rate......................     34%      38%       39%       37%       34%

Income from continuing operations
     before income taxes......   41.2   $190.1    $ 84.1    $ 79.4    $ 95.6
Interest and debt expense.....   53.2     62.8      69.6      65.3      50.8
Rent expense..................    4.3      4.4       4.4       3.7       2.4

Earnings before fixed charges.$  98.7   $257.3    $158.1    $148.4    $148.8


Interest and debt expense.....$  53.2   $ 62.8    $ 69.6    $ 65.3    $ 50.8
Capitalized interest..........     -        -         -         -         -
Rent expense..................    4.3      4.4       4.4       3.7       2.4

Fixed charges.................$  57.5   $ 67.2    $ 74.0    $ 69.0    $ 53.2


Ratio of Earnings to Fixed
     Charges.................     1.7      3.8       2.1       2.2       2.8